                                                                    EXHIBIT 12-1

                     CKE RESTAURANTS, INC. AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                         Sixteen Weeks Ended
                                                       -----------------------
                                                        May 21,        May 22,
                                                         2001           2000
                                                       --------       --------
    Earnings before fixed charges:
        Loss before income taxes                       $(36,232)      $ (3,961)
        Fixed charges                                    32,337         30,402
                                                       --------       --------
                                                       $ (3,895)      $ 26,441
                                                       ========       ========

    Fixed charges:
        Interest expense                               $ 22,545       $ 20,695
        Interest component of rent expense (1)            9,792          9,707
                                                       --------       --------
                                                       $ 32,337       $ 30,402
                                                       ========       ========

    Deficiency of earnings to cover fixed charges      $ 36,232       $  3,961
                                                       ========       ========



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(1) Calculated as one-third of total rent expense